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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

    We consent to use in this Registration Statement of Gulfstream Aerospace Corporation on Form S-1, filed pursuant to Rule 462(b) relating to the earlier Registration Statement on Form S-1 (File No. 333-09897), of our report dated February 2,1996 included in or made a part of this Registration Statement, and of our report dated August 6, 1996 relating to the financial statement schedules also included in or made a part of this Registration Statement.

    We also consent to the reference to us included in or made a part of this Registration Statement under the heading "Experts."

DELOITTE & TOUCHE LLP
Atlanta, Georgia
October 9, 1996